EXHIBIT 99.4

AERCAP SHAREHOLDERS’ AGREEMENT

Dated as of November 1, 2021

i

EXHIBIT A	Foundation Structure

EXHIBIT B	Director Eligibility Requirements

SCHEDULE A	Ownership Schedule

ii

SHAREHOLDERS’ AGREEMENT, dated as of November 1, 2021 (this “Agreement”), among (i) AerCap Holdings N.V., a public company with limited liability organized and existing under the laws of The Netherlands, whose principal place of business is at AerCap House, 65 St. Stephen’s Green, Dublin D02 YX20, Ireland (together with its successors and permitted assigns, the “Company”), (ii) GE Capital US Holdings, Inc., a Delaware corporation (the “Shareholder”) and (iii) General Electric Company, a New York corporation (together with its successors and permitted assigns, the “Parent”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Shareholder acquired 111,500,000 Company Ordinary Shares pursuant to the Transaction Agreement;

WHEREAS, on the date hereof, the Company and the Parent are also entering into a Registration Rights Agreement (the “Registration Rights Agreement”); and

WHEREAS, the Company, the Shareholder and the Parent desire to establish in this Agreement certain terms and conditions concerning the Shareholder’s and other Investors’ relationships with and investments in the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, court, tribunal or arbitration body.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that for the avoidance of doubt, the Company, on the one hand, and the Parent and the Shareholder, on the other hand, shall not be deemed to be Affiliates of each other.

“Agreement” has the meaning set forth in the preamble.

“Articles of Association” means the Company’s articles of association as then in effect.

“Beneficial Owner,” “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own, and shall be deemed to have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument held by such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of the Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board in its sole discretion to be the number of securities to which the Derivative Instrument relates. For the avoidance of doubt, if the Foundation Structure is implemented, the Investors, rather than the Stichting, shall be deemed to Beneficially Own the relevant Voting Securities.

“Board” means the Board of Directors of the Company.

“Board Seat Period” means any period during which the Parent is entitled to appoint Shareholder Designees pursuant to Section 2.1(a).

“Business Day” means any day other than a Saturday or a Sunday on which commercial banks in Amsterdam, Dublin and New York are open for normal banking business.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Ordinary Shares” means the ordinary shares of the Company, each having a nominal value of one eurocent (EUR 0.01).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 11, 2020, between the Company and the Parent.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control,” “Controlled” and “Controlling” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Securities Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Securities of the Company, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Securities of the Company or (iii) other transactions hedge the value of such derivative security.

“Designated Company Voting Matters” means each of the following: (i) the appointment, suspension or dismissal of any director (other than any Shareholder Designee) whose appointment, suspension or dismissal (as applicable) was not approved by the Board; and (ii) any Merger Transaction or Sale Transaction that was not approved by the Board.

“Designated Shareholder Voting Matter” means each of the following: (i) any Merger Transaction or Sale Transaction (other than a Merger Transaction or Sale Transaction not approved by the Board); (ii) any Qualifying Transaction (other than a Qualifying Transaction that is a Merger Transaction or Sale Transaction not approved by the Board); (iii) any amendment or series of related amendments to the Articles of Association, by-laws, or other organizational or constitutive documents of the Company that would have a materially adverse and disproportionate effect on the rights of the Parent, the Shareholder or any Investor under such organizational or constitutive documents relative to the other shareholders of the Company; (iv) any proposal at any general meeting of the Company in accordance with Article 5.3 of the Articles of Association to limit or exclude the Preemptive Rights; and (v) the appointment or dismissal of a Shareholder Designee.

“Dispute” has the meaning set forth in Section 6.13.

“Dutch Civil Code” means the civil code of the Netherlands (Burgerlijk Wetboek).

“Encumbrance” means any mortgage, commitment, transfer restriction, deed of trust, pledge, option, power of sale, retention of title, right of preemption, right of first refusal, executorial attachment, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, and any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Foundation Agreements” means any and all agreements among the Company, the Parent, the Shareholder, the Investors and any other Persons with respect to the Foundation Structure, including the Stichting’s constitutional documents and the terms of administration.

“Foundation Structure” means the structure with respect to (and the terms and provisions governing) the ownership, voting and transfer of each Shareholder’s and each Investor’s Company Ordinary Shares set forth on Exhibit A.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any supranational, national, regional, federal, state, provincial, territorial, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority or SRO with competent jurisdiction (including any arbitration panel or body) exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, regional, federal, state, provincial, territorial, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, arbitral or judicial authority.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Securities Exchange Act.

“Investor Action” has the meaning set forth in Section 6.3.

“Investors” means (i) the Shareholder, (ii) any Permitted Transferee of the Shareholder to whom Company Ordinary Shares are Transferred by the Shareholder in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons described in clause (ii) of this definition to whom Company Ordinary Shares are Transferred by such Person in compliance with the terms of this Agreement.

“Knowledge of the Shareholder” means, with respect to any matter, the actual knowledge of any officer or employee of the Parent or any of its Subsidiaries whose job responsibilities include making decisions with respect to, or executing, Transfers of the Company Ordinary Shares, after reasonable (i) inquiry of the officers and employees of the Parent or any of its Subsidiaries who would reasonably be expected to have knowledge of such matter and (ii) review of public filings under the Securities Exchange Act relating to the Beneficial Ownership of Company Ordinary Shares.

“Law” means any supranational, federal, state, local or foreign law (including common law), statute or ordinance or any rule, regulation, or agency requirement of any Governmental Authority.

“Merger Transaction” means any transaction or series of related transactions involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (ii) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest).

“New Securities” means any Equity Securities of the Company other than (i) Equity Securities of the Company issued to employees, officers or directors pursuant to any stock options, employee stock purchase or other equity-based plans approved by the Board, or (ii) Equity Securities of the Company issued in connection with a stock split, stock dividend or similar recapitalization.

“Nine Month Restricted Period” means the period from the date that is the nine (9) month anniversary of the date of this Agreement until the date that is the twelve (12) month anniversary of the date of this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction.

“Original Company Ordinary Shares” means the 111,500,000 Company Ordinary Shares issued to the Shareholder by the Company on the date hereof (as adjusted from time to time to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change).

“Parent” has the meaning set forth in the preamble.

“Permitted Transfer” has the meaning set forth in Section 3.1(b).

“Permitted Transferee” means the Parent and any wholly owned Subsidiary of the Parent; provided that such Transferee would continue to qualify as a Permitted Transferee of the applicable Transferor if such Transfer were to take place as of any time of determination (and, in the event that such Transferee would no longer so qualify, (i) such Transferee shall, and the Parent shall procure that such Transferee shall, immediately Transfer back the Transferred securities to such Transferor, or, if such Transferor by that time is no longer a Permitted Transferee, to the Parent as if such Transfer had not taken place ab initio, (ii) the Parent shall procure that such Transfer shall not be notified to the Company and (iii) except as otherwise required under applicable Law, the Company shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer on the shareholders’ register of the Company).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Preemptive Rights” means the rights granted to the Investors pursuant to Section 3.3 of this Agreement.

“Preemptive Rights Threshold” means the issuance or sale by the Company of New Securities for cash since the date hereof that, in the aggregate, (i) have, or will have upon issuance or sale, voting power equal to or in excess of twenty percent (20%) of the voting power outstanding as of the date hereof, or (ii) are, or will be upon issuance or sale, equal to or in excess of twenty percent (20%) of the Equity Securities of the Company outstanding as of the date hereof.

“Pro Rata Portion” means, with respect to any Investor, (a) for the purposes of Section 3.3, the number of New Securities equal to the product of (i) the total number of New Securities to be issued or sold by the Company and (ii) the fraction determined by dividing (A) the number of Company Ordinary Shares held by such Investor immediately prior to such issuance or sale by (B) the total number of Company Ordinary Shares outstanding immediately prior to such issuance or sale; and (b) for the purposes of Section 3.5, the number of Equity Securities of the Company equal to the product of (i) the total number of Equity Securities of the Company to be redeemed or repurchased by the Company or any of its Subsidiaries and (ii) the fraction determined by dividing (A) the number of Company Ordinary Shares held by such Investor immediately prior to such redemption or repurchase by (B) the total number of Company Ordinary Shares outstanding immediately prior to such redemption or purchase.

“QEF Election” has the meaning set forth in Section 5.3.

“Qualifying Transaction” means any transaction or series of related transactions that requires approval of the general meeting of the Company under Section 2:107a of the Dutch Civil Code.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” of a Person means such Person’s Affiliates and the directors, officers, employees, advisers, agents, consultants, accountants, attorneys, sources of financing, investment bankers and other representatives of such Person and of such Person’s Affiliates.

“Restricted Period Termination Date” has the meaning set forth in Section 3.1(a).

“Sale Transaction” means any transaction or series of related transactions involving the direct or indirect sale, lease, assignment, disposition or other transfer (by operation of law or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

“Shareholder Designee” means an individual designated in writing by the Parent, pursuant to Section 2.1(a), to be nominated by the Company for appointment to the Board as a non-executive director for a term expiring at the close of the fourth annual general meeting following such appointment, or any such term pursuant to reappointment of such individual at the annual general meeting (and shall include any such individual designated for appointment on an interim basis in accordance with Section 2.1(e) pending formal appointment at a general meeting of the Company).

“Shareholder Director” means a Shareholder Designee who has been appointed to the Board (including on an interim basis in accordance with Section 2.1(e) pending formal appointment at a general meeting of the Company).

“Shareholder” has the meaning set forth in the preamble.

“Signing Date” means March 9, 2021.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) any other securities exchange.

“Standstill Level” means, as of any date of determination, a number of Company Ordinary Shares equal to the greater of (a) (i) 111,500,000 Company Ordinary Shares less (ii) the total number of Company Ordinary Shares Transferred by the Parent, the Shareholder and each Investor (other than Transfers to a Permitted Transferee) from the date of this Agreement through the date of determination (in each case, as adjusted from time to time to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares with a record date occurring on or after the date of this Agreement) and (b) twenty percent (20%) of the outstanding Company Ordinary Shares, based on the most recently (as of the date of determination) publicly outstanding share count of Company Ordinary Shares disclosed by the Company in any filings with the SEC.

“Standstill Period” has the meaning set forth in Section 3.2(b).

“Subsidiary” in respect of a Person, means any corporation, partnership, joint venture, trust, limited liability company, unincorporated association or other entity in respect of which such Person: (w) is entitled to more than 50% of the interest in the capital or profits; (x) holds or controls a majority of the voting securities or other voting interests; (y) has rights via holdings of debt or other contract rights that are sufficient for control and consolidation for GAAP purposes; or (z) has the right to appoint or elect a majority of the board of directors or Persons performing similar functions.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast at any general meeting of the Company, including (without duplication) votes that may be cast with respect to the Designated Shareholder Voting Matters and abstentions that may be made with respect to the Designated Company Voting Matters. For purposes of Section 6.3, the percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the Total Voting Power that is represented by the total number of votes that may be cast or abstained from voting by such Person pursuant to (a) any Voting Securities then Beneficially Owned by such Person or (b) any Contract or other arrangement or right, including this Agreement.

“Transaction Agreement” means the Transaction Agreement, dated as of the Signing Date, among GE Ireland USD Holdings ULC, GE Financial Holdings ULC, the Shareholder, the Parent, the Company, AerCap US Aviation LLC, AerCap Ireland Capital DAC and AerCap Aviation Leasing Limited, as amended by Amendment No. 1, dated as of the date hereof, and as may be further amended, supplemented or otherwise modified from time to time.

“Transaction Dispute” has the meaning set forth in Section 6.13(a).

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any Equity Securities of the Company or (ii) to enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Securities of the Company, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise; provided that the following will not be deemed to be a Transfer: (i) a change of control transaction, merger of equals or similar business combination involving the Parent or (ii) a bona fide sale, spinoff or other divestiture of a business unit or division of the Parent or any of its Affiliates that directly or indirectly owns the equity interests of the Investors, so long as in the case of clause (ii) (x) with respect to any spinoff, the Equity Securities of the Company held by the Investors do not constitute a majority of the assets of the applicable business unit or division that is spun off and (y) with respect to any sale or other divestiture, the Equity Securities of the Company held by the Investors are transferred to the Parent or one of its Subsidiaries that will not be sold or divested in such transaction.

“Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Twelve Month Restricted Period” means the period from the date following the date that is the twelve (12) month anniversary of the date of this Agreement until the date that is the fifteen (15) month anniversary of the date of this Agreement.

“Voting Agreement Period” means the period beginning on the date of this Agreement and ending on the first Business Day on which the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is less than or equal to twenty-four and nine-tenths percent (24.9%) of the then-issued and outstanding Company Ordinary Shares.

“Voting Agreement Period Voting Shares” means, at any time of calculation during the Voting Agreement Period, the number of Company Ordinary Shares equal to the product of (a) the quotient of (i) 24.9 divided by (ii) 75.1 times (b) the difference of (i) the total number of Company Ordinary Shares outstanding at such time minus (ii) the total number of Company Ordinary Shares Beneficially Owned by the Investors (collectively) at such time.

“Voting Securities” means Company Ordinary Shares and any other securities of the Company entitled to vote at any general meeting of the Company.

“Waived Provisions” has the meaning set forth in Section 3.2(a)(xii).

Section 1.2 Interpretation. The words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement; and (y) to an agreement, instrument or other document, means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a wholly owned Subsidiary of a Person shall mean such Subsidiary is directly or indirectly wholly owned by such Person. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. The headings in this Agreement do not affect its interpretation. The schedules, exhibits and annexes form part of this Agreement. References to “U.S. dollars” are to U.S. dollars. Any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established. Any reference to a statute, statutory provision or subordinate legislation (“legislation”) includes references to: (a) that legislation as reenacted or amended by or under any other legislation before or after the Signing Date; (b) any legislation which that legislation re-enacts (with or without modification); and (c) any subordinate legislation made under that legislation before or after the Signing Date, as re-enacted or amended as described in (a), or under any legislation referred to in (b). Any reference to writing shall include any mode of reproducing words in a legible and non-transitory form. References to one gender include all genders and references to the singular include the plural and vice versa. References to “ordinary course” or words of similar meaning when used in this Agreement shall mean with respect to any Person “the ordinary course of business of such Person, consistent with past practice” unless specified otherwise. References to “includes” or “including” or words of similar meaning when used in this Agreement shall mean “including without limitation” unless specified otherwise. References to a number or amount of “issued and outstanding” Company Ordinary Shares shall mean the number or amount of issued and outstanding Company Ordinary Shares based on the most recently (as of the date of determination) publicly outstanding share count of Company Ordinary Shares disclosed by the Company in any filings with the SEC.

ARTICLE II
GOVERNANCE

Section 2.1 Composition of the Board of Directors.

(a) Subject to the other provisions of this Section 2.1, (i) for so long as the Investors Beneficially Own any of the then-issued and outstanding Company Ordinary Shares, the Parent shall have the right to designate one (1) Shareholder Designee, and to propose to remove any Shareholder Director and designate another Shareholder Designee in his or her place; and (ii) for so long as the Investors Beneficially Own (collectively) at least ten percent (10%) of the then-issued and outstanding Company Ordinary Shares, the Parent shall have the right to designate two (2) Shareholder Designees, and to propose to remove any Shareholder Director and designate another Shareholder Designee in his or her place; provided that no other Person shall have the exercisable right to designate more directors to the Board than the Parent as a result of any agreement between the Company and such Person. The Company shall take all necessary actions to give effect to this Section 2.1(a), including, if necessary adjusting the size of the Board and/or seeking and accepting the resignations of incumbent directors.

(b) Unless waived by the Parent or restricted by Law, during the Board Seat Period, (i) the Company shall cause one (1) Shareholder Director to be appointed to the Nomination and Compensation Committee of the Board and (ii) the other Shareholder Director (or, if there is only one Shareholder Director, such Shareholder Director) shall (upon request of Parent or such Shareholder Director) be permitted to attend any meeting of each other committee of the Board in an observer (non-voting) capacity and to receive all materials provided to the members of each such committee when provided to such members.

(c) During the Board Seat Period, the Company shall procure that the appointment of the relevant number of Shareholder Designees to the Board that Parent is entitled to designate pursuant to Section 2.1(a) is proposed and recommended for approval by the Company’s shareholders at the next annual general meeting of the Company following any designation by the Parent of such Shareholder Designee.

(d) If any Shareholder Designee is not appointed to the Board at any annual general meeting of the Company during the Board Seat Period (including if a Shareholder Designee was designated by the Parent and appointed prior to and effective as of the Completion (as defined in the Transaction Agreement), but is unable to serve or has resigned as a Shareholder Director as of the Completion, or any Shareholder Designee has not been elected prior to the Completion) the Parent may designate a replacement (or initial, as applicable) Shareholder Designee for appointment to the Board. The Company shall (i) appoint such replacement Shareholder Designee to the Board in accordance with clause (e) and (ii) propose and recommend the appointment of such replacement Shareholder Designee at an extraordinary general meeting of the Company to be held not later than sixty (60) days after any such annual general meeting.

(e) Notwithstanding anything in this Section 2.1 to the contrary, in the event that at any time (i) Parent has the right to nominate a Shareholder Designee and (ii) a Shareholder Designee is not yet appointed or a Shareholder Designee shall cease to serve as a director for any reason, upon written notice from Parent to the Company, the vacancy resulting therefrom shall be filled by the Board as promptly as reasonably practicable with a substitute Shareholder Designee until the Shareholder Designee is formally appointed at the relevant next general shareholder meeting.

(f) The Parent shall have the right to propose to remove any Shareholder Director and designate another Shareholder Designee in his or her place. If the Parent wishes to remove a Shareholder Director and designate another Shareholder Designee in his or her place pursuant to this Section 2.1, the Company shall, upon written notice from the Parent to the Company, (i) fill the vacancy resulting from such removal with such replacement Shareholder Designee in accordance with clause (e) and (ii) propose and recommend the appointment of such replacement Shareholder Designee at the next general meeting of the Company following any such designation.

(g) The Parent shall notify the Company of the identity of any proposed Shareholder Designee in writing, at or before the time such information is reasonably requested by the Board, any committee of the Board or the Company for inclusion in any materials to be provided to shareholders of the Company in connection with a general meeting of the Company, together with all information about such proposed Shareholder Designee as shall be reasonably requested by the Board, any committee of the Board or the Company (including, at a minimum, any information regarding such proposed Shareholder Designee to the extent required by applicable Law).

(h) During the Board Seat Period, in the event of the death, disability, removal or resignation of a Shareholder Director, the Parent may propose a replacement Shareholder Designee for appointment to the Board and the Company shall upon written notice from the Parent to the Company, (i) fill the vacancy resulting from such removal with such replacement Shareholder Designee in accordance with clause (e) and (ii) propose and recommend the appointment of such replacement Shareholder Designee at the next general meeting of the Company following any such designation.

(i) The Company will at all times provide each Shareholder Director (in his or her capacity as a member of the Board) with the same rights to indemnification and insurance that it provides to the other members of the Board and shall procure that the agenda for each annual general meeting of the Company during the Board Seat Period and the first annual general meeting following the termination of the Board Seat Period includes a resolution discharging all directors of the Board, including any Shareholder Directors, in respect of their management during the prior fiscal year.

(j) During any period between (A) the designation of a Shareholder Designee and the appointment of such Shareholder Designee to the Board or (B) the death, disability, removal or resignation of a Shareholder Director and the appointment of any replacement Shareholder Designee to the Board, such Shareholder Designee shall be entitled to attend meetings of the Board in the capacity of an observer with the right to speak and participate in discussions of the Board, but without any voting rights, and the Company shall provide such Shareholder Designee with written notice of all Board meetings and all Board papers on the same basis as notices and Board documents are provided to the directors of the Company.

(k) The Parent and the Shareholder acknowledge that the Company will require, prior to his or her nomination:

(i) each Shareholder Designee to be appointed to the Board to agree in writing, on substantially the same terms as accepted in writing by the other non-executive directors of the Company, to be bound by and duly comply with applicable Law, the Articles of Association, the rules and practices applicable to the Board and its committees and the corporate governance principles applied by the Company;

(ii) each Shareholder Designee to be appointed to the Board to agree in writing, on substantially the same terms as accepted in writing by the other members of the Board, to keep confidential all information regarding the Company and its Subsidiaries of which he or she becomes aware in his or her capacity as a member of the Board;

(iii) each Shareholder Designee to be appointed to the Board to agree in writing to recuse himself or herself from any deliberations or discussions of the Board or any committee of the Board regarding the Transaction Agreement, the transactions contemplated thereby and any matter related thereto;

(iv) each Shareholder Designee to be appointed to the Board to agree in writing to (x) resign from the Board effective immediately upon the termination of the Board Seat Period and (y) if requested by the Parent or the Shareholder (including, for the avoidance of doubt, pursuant to Section 2.4), resign from the Board to the extent that a Shareholder Designee is required to resign in order to (A) result in the requisite number of Shareholder Designees serving on the Board as set forth in Section 2.1(a) or (B) satisfy the requirements of Section 2.2; and

(v) each Shareholder Designee that acts as an observer to agree in writing to keep confidential all information regarding the Company and its Subsidiaries of which he or she becomes aware in his or her capacity as an observer.

The Parent and the Shareholder shall cause each Shareholder Designee and each Shareholder Director to comply with all of the agreements referenced in the foregoing clauses (i)-(v).

(l) Notwithstanding anything to the contrary herein, during the Board Seat Period, each Shareholder Director shall be entitled to attend meetings of the Shareholder.

Section 2.2 Objection to Shareholder Designee. Notwithstanding the provisions of this Article II, the Parent will not be entitled to designate a particular Shareholder Designee (or, for the avoidance of doubt, any Shareholder Director) for appointment to the Board pursuant to this Article II in the event that the Board or any committee of the Board reasonably determines (in each case, based on the advice of outside legal counsel) that (i) the appointment of such Shareholder Designee to the Board would by virtue of the identity of such Shareholder Designee cause the Company or the appointment to not be in compliance with applicable Law, (ii) such Shareholder Designee has been the subject of any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Securities Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Order of any Governmental Authority prohibiting service as a director of any public company, (iii) such Shareholder Designee does not satisfy the director eligibility requirements applicable to the other members of the Board (x) as set forth on Exhibit B or (y) adopted following the Signing Date (1) to comply with changes in applicable Law, (2) in good faith by the Board in furtherance of corporate governance initiatives (including, for the avoidance of doubt, in furtherance of changes in the Dutch Corporate Governance Code) or (3) that otherwise were not adopted with the intent of adversely and disproportionately affecting Parent or any Shareholder Designee, (iv) for any Shareholder Designee that is not a senior officer of the Parent, the appointment of such Shareholder Designee to the Board would reasonably be expected to cause reputational or business harm to AerCap or (v) the appointment of such Shareholder Designee would result in a majority of the members of the Board being “United States citizens or residents” for purposes of Rule 405 under the Securities Act and Rule 3b-4(c) under the Securities Exchange Act. Notwithstanding the foregoing, (A) for one of the Shareholder Directors that Parent is entitled to designate, such Shareholder Director shall not be prevented from being designated to, or continuing to serve on, the Board by the application of any Law, eligibility requirement or other restriction described above regarding the overall composition of the Board (including relating to the number of directors that are “United States citizens or residents” or any requirement relating to diversity of the membership of the Board), (B) for the other Shareholder Director that Parent is entitled to designate, such Shareholder Director may be required to (1) not be a “United States citizen or resident” to the extent necessary to permit the Company to remain a Foreign Private Issuer and (2) satisfy any one additional requirement of any such Law, eligibility requirement or other restriction described above regarding the overall composition of the Board, but shall not be required to satisfy any other such Law, eligibility requirement or other restriction regarding overall composition of the Board and (C) the Board (and each committee thereof) shall apply all other matters addressed in clauses (i) through (iv) above in a non-discriminatory manner as among all directors of the Company. In any such case described in clauses (i) through (v) of the first sentence of this Section 2.2, the Shareholder will withdraw the designation of such proposed Shareholder Designee or cause the resignation of such Shareholder Director and, during the Board Seat Period, be permitted to designate a replacement therefor (which replacement Shareholder Designee will also be subject to the requirements of this Section 2.2). The Company shall consult in good faith with the Parent prior to adopting any changes to its director eligibility requirements.

Section 2.3 Voting Agreement.

(a) During the Voting Agreement Period, the Parent, the Shareholder and each Investor, pursuant to the procedures set forth in Section 2.3(d), (i) may vote in the aggregate up to a number of Voting Securities equal to the Voting Agreement Period Voting Shares in any manner chosen by the Parent, the Shareholder or the Investor, as applicable, and (ii) shall abstain from voting any Voting Securities in excess of the Voting Agreement Period Voting Shares owned by them in the aggregate or over which they have voting control, in each case with respect to any action, proposal or other matter to be voted upon at each general meeting of the Company; provided, however, that, with respect to the Designated Shareholder Voting Matters, the Parent, the Shareholder and each Investor shall be entitled to vote each Voting Security owned by them or over which they have voting control in any manner chosen by the Parent, the Shareholder or the Investor, as applicable.

(b) Notwithstanding anything to the contrary herein, at any time that the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is equal to or more than ten percent (10%) of the then-issued and outstanding Company Ordinary Shares, each of the Parent, the Shareholder and each Investor shall cause all of the Voting Securities owned by them or over which they have voting control to abstain from voting with respect to any Designated Company Voting Matter.

(c) Following the Voting Agreement Period, except as set forth in Section 2.3(b), the Shareholder and each Investor shall be entitled to vote each Voting Security owned by them or over which they have voting control in any manner chosen by the Shareholder or the Investor, as applicable.

(d) So long as the collective Beneficial Ownership of Company Ordinary Shares of the Investors is equal to or more than ten percent (10%) of the then-issued and outstanding Company Ordinary Shares, with respect to any matter that the Shareholder and each Investor is required to abstain from voting on or is permitted to vote on, the Parent, the Shareholder and each Investor shall cause each Voting Security owned by them or over which they have voting control to abstain from voting or to be voted, as applicable, by completing the proxy forms distributed by the Company together with the notice of the general meeting, and not by any other means. The Shareholder and each Investor shall deliver the completed proxy form to the Company no later than one (1) week prior to the date of such general meeting of the Company; provided that this sentence will not restrict the Shareholder’s or any Investor’s right to determine what vote to cast with respect to a particular matter beyond those restrictions otherwise set forth in this Agreement. Furthermore, so long as the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is equal to or more than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, none of the Parent, the Shareholder or any Investor, and none of their respective designees or Representatives, except as permitted pursuant to Section 2.1(j), shall attend any general meeting of the Company or vote in person at any general meeting of the Company and each of them, on its own behalf and on behalf of its respective designees and Representatives, irrevocably waives the right to do so. The Parent, the Shareholder and each Investor acknowledge and agree that the attendance in-person at any general meeting of the Company by the Parent, the Shareholder, any Investor or any of their respective designees or Representatives, except as permitted pursuant to Section 2.1(j), shall be a breach of this Section 2.3(d) and the Company shall be entitled to take any and all actions to give effect to the terms of this Section 2.3, including by adjourning, suspending or postponing such meeting and seeking and obtaining an injunction or injunctions pursuant to Section 6.14 requiring the Parent, the Shareholder and each Investor to act in accordance with this Section 2.3.

(e) In the event the Parent or any Investor challenges the validity or enforceability of this Section 2.3 (but, for the avoidance of doubt, not the performance of the provisions of this Section in accordance with their terms), and the Company has sent a written notice to the Parent and the Investors requiring a confirmation that the Parent and the Investors unambiguously confirm in writing they do not or no longer challenge the validity or enforceability of this Section 2.3 within three (3) Business Days, which notice should include in any case on which grounds the Company believes that the Parent and/or the Investors challenge the validity or enforceability of this Section 2.3, and Parent and the Investors have failed to give such confirmation within such period, then the Company may, at its option, elect to implement the Foundation Structure. If the Company so elects to implement the Foundation Structure pursuant to this Section 2.3(e), then, as promptly as practicable, the Parent and each Investor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to implement the Foundation Structure, including executing and delivering any and all Foundation Agreements. Each Investor grants to the Company an irrevocable power of attorney with the power of sub-delegation to (i) perform all acts, including acts of disposition (beschikkingshandelingen) on behalf of each Investor, that, in the reasonable discretion of the Company, are necessary to and (ii) cause to be done all things necessary, proper or advisable to, implement the Foundation Structure pursuant to this Section 2.3(e), including executing and delivering any and all Foundation Agreements.

(f) If the Foundation Structure is implemented at any time, the Shareholder and the Company shall cause the Stichting to execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company.

(g) For the avoidance of doubt, the voting restrictions set forth in this Section 2.3 apply only to the Parent, the Shareholder and any Investor, and do not apply to any Transferee (other than a Permitted Transferee) of the Shareholder or any Investor.

Section 2.4 Termination of Board Designation Rights. Notwithstanding anything in this Agreement to the contrary:

(a) promptly upon the termination of the Board Seat Period, (i) all obligations of the Company with respect to the Shareholder and any Shareholder Director or Shareholder Designee pursuant to this Article II shall forever terminate, (ii) the Shareholder shall have no further rights to designate any persons for appointment to the Board and (iii) unless otherwise consented to by the Company, the Parent and the Shareholder shall cause any Shareholder Directors to immediately resign from the Board; and

(b) promptly upon the date that the Investors Beneficially Own (collectively) less than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, the Parent and the Shareholder shall cause one Shareholder Director (such Shareholder Director to be designated by the Parent) to resign from the Board, if at such time there are two Shareholder Directors on the Board; provided, that if the Board, any committee of the Board or the Company reasonably determines that the resignation of a particular Shareholder Director would, immediately following such resignation, result in (A) the composition of the Board of Directors not being in compliance with applicable Law or (B) a majority of the members of the Board being “United States citizens or residents” for purposes of Rule 405 under the Securities Act and Rule 3b-4(c) under the Securities Exchange Act, the Parent and the Shareholder shall, unless otherwise agreed by the Company, cause a different Shareholder Director to resign in lieu of such particular Shareholder Director; provided, further, that the Parent shall at all times during the Board Seat Period be entitled to have at least one Shareholder Director who the Company may not require to resign for the reasons set forth in the foregoing proviso.

For the avoidance of doubt, if at any time the Investors do not Beneficially Own any Company Ordinary Shares the Parent and the Shareholder shall cause any Shareholder Directors to immediately resign from the Board.

ARTICLE III
COVENANTS

Section 3.1 Transfer Restrictions.

(a) Other than Permitted Transfers, none of the Shareholder or any Investor shall Transfer any Company Ordinary Shares or other Voting Securities until the date that is the fifteen (15) month anniversary of the date of this Agreement (such date, the “Restricted Period Termination Date”); provided that the Shareholder or any Investor may Transfer any Company Ordinary Shares or other Voting Securities (i) up to an aggregate amount equal to one-third of the Original Company Ordinary Shares during the Nine Month Restricted Period, and (ii) up to an aggregate amount equal to two-thirds of the Original Company Ordinary Shares (including any Original Company Ordinary Shares or other Voting Securities Transferred by the Shareholder or any Investor during the Nine Month Restricted Period) in the Twelve Month Restricted Period.

(b) “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

(i) a Transfer of Company Ordinary Shares or other Voting Securities to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be an “Investor” for all purposes of this Agreement;

(ii) a Transfer of Company Ordinary Shares or other Voting Securities in connection with a Merger Transaction approved by the Board;

(iii) a Transfer of Company Ordinary Shares or other Voting Securities to the Company; and

(iv) a Transfer of Company Ordinary Shares or other Voting Securities to the Stichting as part of the implementation of the Foundation Structure pursuant to Section 2.3.

(c) Notwithstanding anything to the contrary contained herein or in the Registration Rights Agreement, including the occurrence of the Restricted Period Termination Date or the expiration or inapplicability of the Nine Month Restricted Period or the Twelve Month Restricted Period, none of the Shareholder or any Investor shall Transfer (including pursuant to the Registration Rights Agreement) any Company Ordinary Shares or other Voting Securities:

(i) other than in accordance with all applicable Laws and the other then-applicable terms and conditions of this Agreement; and

(ii) except pursuant to a Permitted Transfer or a bona fide, broadly distributed underwritten offering made pursuant to the Registration Rights Agreement, in one or more related transactions Company Ordinary Shares representing Beneficial Ownership of Company Ordinary Shares equal to or in excess of nine and nine-tenths percent (9.9%) of the Total Voting Power to any single Person or to any group of Persons who, to the Knowledge of the Shareholder, form a Group.

(d) In connection with any Transfer to a Permitted Transferee prior to the termination of this Agreement pursuant to Section 6.1, the Parent and the Shareholder shall cause any Permitted Transferee to execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to become a party to this Agreement and to be an “Investor” for all purposes of this Agreement and provides notice information for the purposes of Section 6.2.

(e) Notwithstanding anything to the contrary contained herein or in the Registration Rights Agreement, including the occurrence of the Restricted Period Termination Date or the expiration or inapplicability of the Nine Month Restricted Period or the Twelve Month Restricted Period, for so long as the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is equal to or greater than five percent (5%) of the then-issued and outstanding Company Ordinary Shares, none of the Parent, the Shareholder or any Investor shall Transfer any Company Ordinary Shares or other Voting Securities in connection with any tender offer or exchange offer not approved and recommended by the Board.

Section 3.2 Standstill Provisions.

(a) During the Standstill Period, the Parent, the Shareholder and each Investor shall not, directly or indirectly, and shall not authorize any of their Representatives (acting on their behalf) or Controlled Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, the Company:

(i) acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to the Company or the Board) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities) or Derivative Instruments, of, or in respect of, the Company or any Subsidiary of the Company or any successor to or Person in Control of the Company, or any securities (including any Equity Securities of the Company) or indebtedness convertible into or exchangeable for any such securities or indebtedness, other than as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; provided that the Shareholder and each Investor may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Company Ordinary Shares (and any securities (including any Equity Securities of the Company) convertible into or exchangeable for Company Ordinary Shares) and Derivative Instruments of, or in respect of, the Company or any Subsidiary of the Company, if immediately following such acquisition, agreement to acquire or proposal to acquire, the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, would not exceed the Standstill Level;

(ii) enter into any discussions or arrangements with any Person regarding any Transfer (other than Transfers permitted by Sections 3.1 and 3.2) of Voting Securities, including Transfers by operation of Law and Transfers in connection with any merger, share exchange, consolidation, business combination or other similar transaction;

(iii) participate in any acquisition of assets or business of the Company or its Subsidiaries or Affiliates;

(iv) conduct, fund or otherwise participate in any tender offer or exchange offer involving Voting Securities or any securities convertible into, or exercisable or exchangeable for, Voting Securities, in each case not approved by the Board (other than tendering or exchanging any such Voting Securities or securities convertible into, or exercisable or exchangeable for, Voting Securities in a manner not otherwise prohibited by Section 3.1);

(v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board, shareholders or policies of the Company or its Subsidiaries or Affiliates, or take any action to prevent or challenge any transaction to which the Company or any of its Subsidiaries or Affiliates is a party, except as required pursuant to Section 2.3(b) or by exercising their voting rights as a shareholder of the Company in a manner that is not otherwise prohibited by this Agreement;

(vi) make or join or become a participant in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) or consent to vote any Voting Securities or any of the voting securities of any of the Company’s Subsidiaries or Affiliates, or otherwise advise or knowingly influence any Person with respect to the voting of any securities of the Company or its Subsidiaries or Affiliates;

(vii) make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of the Company or any Subsidiary of the Company, or other similar extraordinary transaction involving the Company, any Subsidiary of the Company or any of their respective securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person (other than their respective Representatives) regarding any of the foregoing;

(viii) call or seek to call a meeting of shareholders of the Company or initiate any shareholder proposal for action of the Company’s shareholders, or seek election or appointment to or to place a representative on the Board (except pursuant to Article II of this Agreement) or seek the removal or suspension of any director from the Board (except pursuant to Article II of this Agreement);

(ix) form, join, become a member or in any way participate in a Group (other than with any Investors) with respect to the securities, other than indebtedness, of the Company or any of its Subsidiaries or Affiliates;

(x) deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than in accordance with Section 2.3 hereof);

(xi) make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

(xii) exercise any rights granted to shareholders of the Company pursuant to Sections 2:110 or 2:114a of the Dutch Civil Code and the corresponding provisions of the Articles of Association (such provisions, the “Waived Provisions”);

(xiii) take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that would reasonably be expected to require the Company or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.2;

(xiv) advise, intentionally assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing;

(xv) directly or indirectly, contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 3.2 (including this subclause) or Section 2.3 (whether by legal action or otherwise); or

(xvi) enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Securities of the Company, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise (each, a “Derivative Transaction”), if the number of Company Ordinary Shares specified or referenced in, or that underlie, such Derivative Transaction, in one or a series of related Derivative Transactions, would exceed nine and nine-tenths percent (9.9%) of the then-issued and outstanding Company Ordinary Shares without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned);

it being understood and agreed that this Section 3.2 shall not in any way limit the activities of any Shareholder Director taken in good faith solely in his or her capacity as a director of the Company. The Parent, the Shareholder and each Investor shall not, and shall not authorize any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, advisors or other Representatives to, directly or indirectly, make, in each case to the Company or to a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 3.2, or request the Company or any of its directors, officers, employees, agents, advisors or other Representatives, directly or indirectly, to amend, waive, suspend or terminate any provision of this Section 3.2 (including this sentence); provided that nothing in this Agreement shall prevent the Parent, the Shareholder, the Investors or any of their respective Representatives from making a suggestion, proposal, offer or other communication relating to any matter to the Board (or any committee thereof) or the CEO of the Company on a confidential basis or otherwise in a manner that would not reasonably be expected to require the Company or Parent to make a public announcement regarding such suggestion, proposal, offer or other communication. A breach of this Section 3.2 by any Subsidiary, Affiliate, director, officer, employee, agent, advisor or other Representative of the Parent, the Shareholder or any Investor (acting on such Person’s behalf) shall be deemed a breach by such Person of this Section 3.2. The Shareholder and each Investor expressly and irrevocably waive through the end of the Standstill Period any and all rights they may have under the Waived Provisions.

(b) “Standstill Period” shall mean the period beginning on the date hereof and ending six (6) months after the first Business Day on which the Investors collectively Beneficially Own less than ten percent (10%) of the then-issued and outstanding Company Ordinary Shares.

(c) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 3.2(a) shall not apply with respect to transactions in securities made by (x) any pension plan or benefit plan managed on behalf of the employees or former employees of the Parent or (y) any of its Affiliates or made by insurance Subsidiaries of the Parent or any of its Affiliates in connection with insurance activities in the ordinary course of business.

(d) Notwithstanding anything to the contrary in this Agreement, the prohibition in Section 3.2(a)(i) shall not apply to:

(i) transactions by the Parent’s GE Aviation business involving the purchase, sale or leasing of engines, aircraft and related assets;

(ii) acquisitions made (A) as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, (B) in connection with securing or collecting indebtedness previously contracted in good faith and not with the intention of circumventing the prohibition in Section 3.2(a)(i) or (C) as a result of the exercise of preemptive rights pursuant to Section 3.3; or

(iii) acquisitions made in connection with a transaction in which the Parent, the Shareholder, any of the Investors or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Company Ordinary Shares or other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities, at the time of the consummation of such acquisition; provided that in connection with any such acquisition, the Parent, the Shareholder, the applicable Investor or the applicable Affiliate, as the case may be, (A) either (1) causes such entity to divest the Company Ordinary Shares or other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities, Beneficially Owned by the acquired entity prior to the consummation of such acquisition or (2) divests the Company Ordinary Shares or other Voting Securities, or any other securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities, Beneficially Owned by the Parent, the Shareholder, the Investors and their respective Affiliates, in an amount so that the Parent, the Shareholder, the Investors and their respective Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Company Ordinary Shares in excess of the Standstill Level following such acquisition, and (B) if any annual or extraordinary meeting of the shareholders is held prior to the disposition thereof, votes such Company Ordinary Shares or other Voting Securities to be so disposed on each matter presented at any such annual or extraordinary meeting of the shareholders in accordance with the recommendation of the Board, any committee of the Board or the Company;

provided that, in the case of each of (i) through (iii) of this Section 3.2(d), such activities shall be made without the intent to influence the control of the Company, and provided, further, that the Parent, the Shareholder, the Investors or any of their Affiliates shall not use any confidential material of the Company in connection with such activities.

Section 3.3 Preemptive Rights. Except to the extent the Board, as a matter of applicable mandatory Law, is unable to offer Preemptive Rights to the Investors, the Company hereby grants each Investor the right, subject to applicable Law, to purchase its Pro Rata Portion of any New Securities the Company proposes to sell or issue for cash from time to time in excess of the Preemptive Rights Threshold. The Company shall give written notice of a proposed issuance or sale described in the preceding sentence to the Shareholder and each Investor at least ten (10) days prior to the date of the proposed issuance or sale (or, if such notice period is not reasonably possible under the circumstances, such prior notice as is reasonably possible) in excess of the Preemptive Rights Threshold. Such notice shall set forth (to the extent known) the material terms and conditions of the proposed issuance or sale, including the proposed manner of disposition, the number or amount and description of the shares proposed to be issued or sold, the proposed issuance or sale date, the proposed purchase or subscription price per share, and an offer to each Investor to purchase or subscribe for its Pro Rata Portion of such New Securities. At any time during the ten (10) day period (or such shorter period if the Company’s notice was sent, in accordance with the second sentence of this Section 3.3, less than ten (10) days prior to the proposed issuance or sale date) following receipt of such notice, each Investor shall have the right to elect to purchase or subscribe for its Pro Rata Portion of the number of New Securities at the purchase or issuance price and upon the terms and conditions set forth in the notice. Each Investor may transfer its rights to make such purchase to any of its Permitted Transferees. The Company shall be free to complete the proposed issuance or sale of New Securities; provided that (i) the Company sells or issues to each Investor (or its Permitted Transferees) any New Securities it elected to purchase pursuant to its response to the Company’s notice, on the terms and conditions set forth in the notice, simultaneously with any sale or issuance of such New Securities to any other Person, (ii) any sale or issuance of such New Securities to any other Person must be on terms no less favorable to the Company than those set forth in the notice delivered to the Investors and (iii) the sale or issuance must close no more than ninety (90) days after the proposed date included in the notice.

Section 3.4 Majority Ownership. For so long as any Investor is a “United States shareholder” within the meaning of Section 951(b) of the Code (a “United States Shareholder”), the Company shall not take any actions out of the ordinary course of business that would reasonably be expected to cause the Company to be a CFC. Neither the Investors nor the Company shall take any action that would cause the Investors (collectively) to own (within the meaning of Section 958(a) of the Code) more than fifty percent (50%) of either (i) the total combined voting power; or (ii) the total value of the stock of the Company, either alone or together with one or more Persons who are United States Shareholders of the Company; provided that if the Investors (collectively) do come to own more than fifty percent (50%) of the vote or value of the Company, either alone or together with one or more United States Shareholders (the number of securities in excess of such fifty percent (50%) level (by vote or value), the “Excess Shares Amount”), the Shareholder and each Investor may Transfer a number of Equity Securities of the Company equal to the Excess Shares Amount freely without regard to the transfer restrictions set forth in Section 3.1. For purposes of this Section 3.4, the term “Equity Securities” shall also include any interest treated as Equity Securities of the Company for U.S. federal income tax purposes.

Section 3.5 Pro Rata Redemptions. In the event of a proposed redemption or repurchase of Equity Securities of the Company by the Company or its Subsidiaries, each Investor shall be entitled to cause the Company or its Subsidiaries to redeem or repurchase Equity Securities of the Company it holds up to its Pro Rata Portion of the Equity Securities of the Company that the Company or its Subsidiary, as applicable, proposes to redeem or repurchase. The Company shall give written notice of a proposed redemption or repurchase to the Shareholder and each Investor at least ten (10) days prior to the date of the proposed redemption or repurchase (or, if such notice period is not reasonably possible under the circumstances, such prior notice as is reasonably possible). Such notice shall set forth (to the extent known) the material terms and conditions of the proposed redemption or repurchase, including the proposed manner of redemption or repurchase, the number or amount and description of the shares proposed to be redeemed or repurchased, the proposed transaction date, the proposed redemption or repurchase price per share, and an offer to each Investor to cause the Company or its Subsidiaries to redeem or repurchase Equity Securities of the Company it holds up to its Pro Rata Portion of the Equity Securities of the Company that the Company or its Subsidiary proposes to redeem or repurchase. At any time during the ten (10) day period (or such shorter period if the Company’s notice was sent, in accordance with the second sentence of this Section 3.5, less than ten (10) days prior to the proposed redemption or repurchase date) following receipt of such notice, any Investor shall have the right to elect to redeem or resell its Pro Rata Portion of the Equity Securities of the Company at the redemption or repurchase price and upon the terms and conditions set forth in the notice. The Company shall be free to complete the proposed redemption or repurchase of Equity Securities of the Company; provided that (i) the Company redeems or repurchases any Equity Securities of the Company that any Investor elected to have redeemed or repurchased pursuant to its response to the Company’s notice, on the terms and conditions set forth in the notice, simultaneously with any redemption or repurchase of Equity Securities of the Company from any other shareholder of the Company, (ii) any redemption or repurchase of such Equity Securities of the Company from any other shareholder must be on terms no less favorable to the Company than those set forth in the notice delivered to the Investors and (iii) the redemption or repurchase must close no more than ninety (90) days after the proposed date included in the notice.

Section 3.6 Listing. The Company shall not take any action, or fail to take any action, that would cause the Company Ordinary Shares to no longer be listed on the New York Stock Exchange.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Investors. Each Investor, on behalf of itself and not any other Investor, hereby represents and warrants to the Company as follows as of the date hereof (or, if applicable, as of the date of the joinder agreement pursuant to which such Investor shall have become a party to this Agreement):

(a) Such Investor Beneficially Owns and owns of record the number of Company Ordinary Shares as listed on Schedule A (or, in the case of a joinder agreement, as listed on an annex to such joinder agreement) opposite such Investor’s name.

(b) Such Investor is duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own its assets and properties and operate its business as now conducted. Such Investor is in good standing (where such concept is legally recognized in the applicable jurisdiction) and has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(c) The execution and delivery by such Investor of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of such Investor; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by, such Investor (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which such Investor is a party or by which it or any of its properties, assets or businesses is bound or subject.

(d) The execution, delivery and performance by such Investor of this Agreement, and the consummation by such Investor of the transactions contemplated hereunder, have been duly authorized by all necessary corporate and shareholder action on the part of such Investor, and no further approval or authorization shall be required on the part of such Investor. This Agreement has been duly executed and delivered by such Investor. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

(e) Such Investor: (i) is acquiring the Company Ordinary Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Company Ordinary Shares, as applicable, in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Company Ordinary Shares, as applicable, and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Such Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities Laws and acknowledges that the Company Ordinary Shares issued to it by the Company pursuant to the applicable deed of issue are not registered under the Securities Act or any other applicable Law and that such Company Ordinary Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other applicable Law) or pursuant to an applicable exemption therefrom.

Section 4.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Parent and the Investors as follows:

(a) The Company is validly existing and is a company duly incorporated under the Laws of the Netherlands with full power and authority to conduct such business as it presently conducts, and has been in continuous existence since its incorporation. The Company has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(b) The execution and delivery by the Company of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) subject to Section 6.6, violate or result in the breach of any provision of the organizational documents of the Company; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by the Company (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Company is a party or by which it or any of its properties, assets or businesses is bound or subject.

(c) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereunder, have been duly authorized by all necessary corporate and shareholder action on the part of the Company, and no further approval or authorization shall be required on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 4.3 Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Company as follows as of the date hereof:

(a) The Parent is duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own its assets and properties and operate its business as now conducted. The Parent is in good standing (where such concept is legally recognized in the applicable jurisdiction) and has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(b) The execution and delivery by the Parent of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of the Parent; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by the Parent (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Parent is a party or by which it or any of its properties, assets or businesses is bound or subject.

(c) The execution, delivery and performance by the Parent of this Agreement, and the consummation by the Parent of the transactions contemplated hereunder, have been duly authorized by all necessary corporate and shareholder action on the part of the Parent, and no further approval or authorization shall be required on the part of the Parent. This Agreement has been duly executed and delivered by the Parent. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

ARTICLE V
TAX MATTERS

Section 5.1 Tax Return Information. The Company will as promptly as practicable furnish to any Investor information reasonably requested to enable such Investor or its direct or indirect equity owners to comply with any applicable tax reporting requirements with respect to Equity Securities of the Company held by such Investor, including such information as may be reasonably requested by such Investor to complete U.S. federal, state or local or non-U.S. income tax returns. The Company will use reasonable best efforts to provide any tax-related information that is required to be provided to the Investors by the Company or any of its Subsidiaries in respect of a taxable year within eighty (80) days following the end of such taxable year.

Section 5.2 PFIC and CFC Information. As soon as practicable, but in any event within eighty (80) days after the end of each taxable year, the Company will timely determine whether the Company or any of its Subsidiaries is expected to be, or was, a PFIC or CFC for any taxable year and inform the Investors of its determination. If the Company believes the Company or any of its Subsidiaries is a PFIC or a CFC for any taxable year or there is a reasonable possibility that the Company or any of its Subsidiaries will be a PFIC or a CFC for any taxable year, as soon as practicable, but in any event, within eighty (80) days after the end of each taxable year, the Company will prepare an annual statement that sets forth an estimate of the amount that the Investors would be required to include in taxable income on their U.S. tax returns if the Company or such Subsidiary did in fact constitute a PFIC or a CFC for such taxable year, as well as any other information required to comply with applicable CFC and PFIC reporting requirements. Each of the Investors will cooperate with the Company, and provide such information as may be reasonably requested by the Company, to determine whether the Company is a CFC.

Section 5.3 QEF Election. If the Company believes there is a reasonable possibility that the Company or any of its Subsidiaries constitutes a PFIC for any taxable year, as soon as practicable, but in any event, within ninety (90) days after the end of such taxable year, the Company will provide the Investors with the information necessary in order for the Investors or any direct or indirect equity owner therein, as the case may be, to timely and properly make an election under Section 1295 of the Code to treat the Company or such Subsidiary as a “qualified electing fund” (a “QEF Election”) and comply with the reporting requirements applicable to such a QEF Election. The Company will obtain professional assistance experienced in matters relating to the relevant aspects of the Code to the extent necessary to make the determinations and to provide the information and statements described in Section 5.1, Section 5.2 and this Section 5.3.

Section 5.4 Retention of Tax Information. The Company hereby undertakes to keep any documentation supporting any tax-related information supplied to any Investor as provided under this Article V for no less than seven (7) years.

Section 5.5 Cooperation. The Company will reasonably cooperate with the Investors in considering structures that mitigate any adverse PFIC or CFC tax consequences to the Investors and that limit withholding or capital gain taxes with respect to amounts paid to the Investors, including in connection with any transfer of Company Ordinary Shares. Without limitation of the foregoing, for so long as any Investor is a “United States shareholder” within the meaning of Section 951(b) of the Code, the Company will, at the Shareholder’s request, consult with the Shareholder regarding the advisability of making an election to treat any Subsidiary for U.S. federal income tax purposes as an association taxable as a corporation, a partnership or a disregarded entity under U.S. Treasury Regulations Section 301.7701-3(a) and shall use commercially reasonable efforts to make an election to treat each foreign Subsidiary for U.S. federal income tax purposes as a disregarded entity and not to make an election to treat any foreign Subsidiary for U.S. federal income tax purposes as an association taxable as a corporation provided that the making of such election, or failure to make such election, respectively, would not have any material adverse consequences to the Company as determined in the Company’s sole good faith discretion.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Term. This Agreement will be effective as of the date hereof and shall automatically terminate at such time as the Investors no longer Beneficially Own any Company Ordinary Shares. If this Agreement is terminated pursuant to this Section 6.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 1.2 and this Article VI, and except that no termination hereof shall have the effect of shortening the Standstill Period.

Section 6.2 Notices.

(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by electronic mail, by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2):

(i)	if to the Parent:

General Electric Company
5 Necco Street
Boston, Massachusetts 02210
	Attention:	Senior Counsel, Mergers & Acquisitions
	Email:	ma.transaction@ge.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
United States of America
	Attention:	Scott A. Barshay
Steven J. Williams
	Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

(ii)	if to the Shareholder:

c/o General Electric Company

5 Necco Street
Boston, Massachusetts 02210
Attention:	Senior Counsel, Mergers & Acquisitions
Email:	ma.transaction@ge.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
United States of America
Attention:	Scott A. Barshay
Steven J. Williams
Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

(iii)	if to the Company:

AerCap Holdings N.V.
AerCap House
65 St. Stephen’s Green
Dublin D02 YX20
Ireland
	Attention:	General Counsel
	Email:	VDrouillard@aercap.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Attention:	Mark I. Greene
Craig Arcella
O. Keith Hallam, III
G.J. Ligelis Jr.
	Email:	MGreene@cravath.com
CArcella@cravath.com
KHallam@cravath.com
GLigelisJr@cravath.com

(b) Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i) if delivered by electronic mail, upon confirmation of receipt;

(ii) if delivered personally, on delivery; and

(iii) if sent by registered or certified mail, three (3) clear Business Days after the date of posting.

(c) For the purposes of this Section 6.2, any reference to a particular time relates to the time at the location of the party giving notice as set out in Section 6.2(a).

Section 6.3 Investor Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Investors (each, an “Investor Action”) shall be made by, and shall be valid and binding upon, all Investors if made by (i) a majority of the Total Voting Power then Beneficially Owned by all Investors or (ii) the Parent; provided, that in the event of any conflict between any Investor Action made by a majority of the Total Voting Power Beneficially Owned by all Investors and an Investor Action made by the Parent, the Investor Action made by the Parent shall control.

Section 6.4 No Rescission. Each party to this Agreement hereby waive their rights under Sections 6:265 to 6:272 inclusive and 6:228, respectively, of the Dutch Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Agreement or to amend (wijzigen) this Agreement under Section 6:230 of the Dutch Civil Code.

Section 6.5 No Partnership. Nothing in this Agreement shall be taken to constitute a partnership between any of the parties to this Agreement or the appointment of the parties to this Agreement as agent for the others.

Section 6.6 Articles of Association. Upon the occurrence of a conflict between any provision of this Agreement and any provision of the Articles of Association, then this Agreement will prevail, subject to applicable Law.

Section 6.7 Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Parent, the Shareholder and the Company, and any such amendment, supplement or modification shall be binding on the Investors. No provision of this Agreement may be waived except by a written instrument signed by (i) the Company, in the event the waiver is to be effective against the Company or (ii) the Parent and the Shareholder, in the event the waiver is to be effective against the Parent, the Shareholder or the Investors, and any such waiver shall be binding on the Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege (geen rechtsverwerking). The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.8 Assignment. This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of the Parent, the Shareholder and the Company, and any such assignment shall be binding on the Investors. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable. Upon any determination that any term or provisions of this Agreement is held invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be completed as originally contemplated to the greatest extent possible.

Section 6.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such agreement.

Section 6.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Company and/or its Affiliates, on the other hand, with respect to its subject matter.

Section 6.12 English Language. This Agreement is in the English language and if this Agreement is translated into another language, the English language text shall prevail. Each notice or other communication under or in connection with this Agreement shall be in English.

Section 6.13 Governing Law; Jurisdiction.

(a) This Agreement, all transactions contemplated by this Agreement, and all claims and defenses of any nature (including contractual and non-contractual claims and defenses) arising out of or relating to this Agreement, any transaction contemplated by this Agreement, and the formation, applicability, breach, termination or validity of this Agreement (each, a “Dispute”), will be exclusively governed by and construed and enforced in accordance with the laws of the Netherlands without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the Netherlands to be applied.

(b) Any Dispute will exclusively be brought and resolved in the courts of Amsterdam, The Netherlands.

Section 6.14 Specific Performance. The parties hereby agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of this Agreement and without that right, none of the Parent, the Shareholder, the Investors or the Company would have entered into this Agreement. It is accordingly agreed by the parties hereby that, prior to any termination of this Agreement in accordance with its terms, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement by the Parent, the Shareholder, the Investors or the Company is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parent, the Shareholder, the Investors or the Company otherwise have an adequate remedy at law. The parties further acknowledge and agree that it is their anticipation and expectation that specific enforcement will be the primary remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.

Section 6.15 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and is not intended to and shall not confer upon any other Person any rights (geen derdenbeding), benefits or remedies of any nature under or by reason of this Agreement. Accordingly, any Person who is not a party to this Agreement may not enforce any of its terms.

Section 6.16 Obligation To Update Schedule A. The Parent, the Shareholder and each Investor shall, as promptly as practicable following the completion of any acquisition or Transfer of any Equity Securities of the Company or any Derivative Instrument in respect of the Company, notify the Company in writing of such acquisition or Transfer and provide the Company with any information or materials with respect to such acquisition or Transfer (including the amount acquired or Transferred and the identity of the counterparty to such acquisition or Transfer) reasonably requested by the Company. Each of the parties hereto agrees that in connection with any acquisitions or Transfers of securities of the Company in accordance with the terms hereof, the parties hereto will, as promptly as practicable following the completion of such acquisition or Transfer, modify Schedule A to reflect the effect of such acquisition or Transfer.

Section 6.17 Agent for Service of Process.

(a) Without prejudice to any other permitted mode of service, each of the Parent, the Shareholder and each Investor irrevocably agrees that service of any claim form, notice or other document for the purpose of Section 6.13 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to the address of the Parent provided in Section 6.2 or such other Person and address in New York, New York as the Parent or the Shareholder shall notify the Company of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

(b) Without prejudice to any other permitted mode of service, the Company irrevocably agrees that service of any claim form, notice or other document for the purpose of Section 6.13 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to the Company at its address set forth in Section 6.2 or such other Person and address in The Netherlands as the Company shall notify the Parent and the Shareholder of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date and year set forth above.

GENERAL ELECTRIC COMPANY

By:	/s/ Robert M. Giglietti
Name: Robert M. Giglietti
Title: Vice President

GE CAPITAL US HOLDINGS, INC.

By:	/s/ Robert M. Giglietti
Name: Robert M. Giglietti
Title: Senior Vice President & CFO

[Signature Page to Shareholders’ Agreement]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date and year set forth above.

AERCAP HOLDINGS N.V.

By:	/s/ Peter Juhas
Name: Peter Juhas
Title: Authorised Signatory

By:	/s/ Risteard Sheridan
Name: Risteard Sheridan
Title: Authorised Signatory

[Signature Page to Shareholders’ Agreement]

EXHIBIT A

Foundation Structure

Ownership of Company Ordinary Shares:	●Each Investor shall transfer all Company Ordinary Shares owned by it to a Dutch foundation (stichting administratiekantoor) (the “Stichting”).

●The Investors will receive a corresponding number of registered depository receipts from the Stichting which will entitle them to all of the economic benefits of the Company Ordinary Shares held by the Stichting (e.g., dividends on the Company Ordinary Shares). The depositary receipts will be issued without cooperation of the Company (zonder medewerking).

●The Stichting will be the legal owner of the Company Ordinary Shares held by it and will act as trustee for the Investors.
●The Stichting will accede to the Agreement, which Agreement, at the direction of the Company, will be amended as required to implement Exhibit A.
Voting of Company Ordinary Shares:
●The Foundation Agreements shall, at all times, provide that the Stichting shall (i) attend all general meetings of the Company and sign the attendance list and (ii) cause all Company Ordinary Shares owned by it or over which it has voting control to abstain from voting or be voted in accordance with the terms of this Agreement.

●The voting of Company Ordinary Shares shall be subject to the terms and conditions of this Agreement, including Section 2.3, as if such terms and conditions applied to voting by the Stichting.
Transfers of Company Ordinary Shares to Third Parties:
●Investors will be able to direct the Stichting to Transfer Company Ordinary Shares held by the Stichting to any Person other than a Permitted Transferee, in which case the Stichting shall, at such Investor’s request, Transfer such number of Company Ordinary Shares on behalf of such Investor to such Person upon such Investor either (A) transferring the corresponding number of depository receipts to the Stichting or (B) acknowledging the cancellation of the corresponding number of depository receipts by the Stichting.

●All Transfers of Company Ordinary Shares shall be subject to applicable Laws and the terms and conditions of this Agreement, including Section 3.1, as if such terms and conditions applied to Transfers by the Stichting.

Terms of Depository Receipts:	●To be governed by terms of administration, including the items under the heading “Voting of Company Ordinary Shares” in this Exhibit A.
●The terms of administration will stipulate in any case the following:
(i) any distributions on the Company Ordinary Shares will be paid without any delay by the Stichting to the Investor holding the corresponding depository receipts;
(ii) each Investor will have the right to exercise pre-emptive rights in the same manner as regular shareholders of the Company can exercise in any future share issuances;
(iii) each Investor will have the right to instruct the Stichting to vote at a general meeting, and the Stichting must act in accordance with such instruction, subject to the terms and conditions of this Agreement, including Section 2.3; and
(iv) to the extent permitted by the Agreement, the Stichting must act in accordance with the instructions of the Investors whenever an investment decisions should be made with respect to the Company Ordinary Shares which situations includes but is not limited to the corporate events such as a Designated Shareholder Voting Matters, buy-back programs, transactions triggering cash exit rights, optional dividend (cash and/or shares).
Form and Governance of the Stichting:	●Tax transparent orphan legal entity (i.e. without shareholders or members).

●Board of the Stichting will be comprised of three (3) members, to be appointed and removed by the Company, two of which will be independent from the Company within the meaning of the Dutch Corporate Governance Code.

●The Company will be a third party beneficiary at no consideration of the terms of administration.
Other Provisions / Documentation Conventions:
●The Foundation Agreements will, except to the extent inconsistent with the Foundation Structure, this Agreement or any other Transaction Agreement, be based upon Section 2 of the Shareholder Agreement, dated 12 September 2012, relating to ASML Holding N.V., between Intel Holdings B.V., Intel Corporation, Stichting Administratiekantoor MAKTSJAB and ASML Holding N.V.

Termination:
●The Investors, at the election of the Shareholder, shall be permitted to terminate the Foundation Structure and the Foundation Agreements on the first Business Day on which the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is less than or equal to ten percent (10%) of the then issued and outstanding Company Ordinary Shares.

EXHIBIT B

Director Eligibility Requirements

[See attached.]

AerCap Holdings N.V.

Profile of the Non-Executive Directors of the Board of Directors

10 December 2020

1.	Introduction

1.1	AerCap Holdings N.V. (the Company) is a NYSE listed company, incorporated in the Netherlands and having its office and principal place of business in Ireland, with a one-tier board structure. This profile regulates the number of Non-Executive Directors on the board of directors of AerCap Holdings N.V. (the Board of Directors) and the composition of their group.

2.	Size

2.1	The Board of Directors shall consist of a maximum of twelve (12) Directors including one (1) Executive Director. The other Directors shall be Non-Executive Directors.

2.2	The Non-Executive Directors shall be appointed in accordance with applicable law, the Company’s Articles of Association and/or the Company’s Rules for the Board of Directors, including its Committees. The Board of Directors appointment schedule is posted on the Company’s website.

3.	Independence

3.1	In accordance with article 2.3.2 of the Company's Rules for the Board of Directors, including its Committees, the Board of Directors intends to meet the independence requirements of the Dutch Corporate Governance Code, as applied by the Company.

3.2	The Non-Executive Director who is serving as chairman of the Board of Directors shall not have been an executive director of the Company.

4.	Composition

4.1	The composition of the Board of Directors shall be such that proper and independent supervision by the Non-Executive Directors is assured. The Board of Directors shall aim for a diverse composition, in line with the global nature and identity of the Company and its business, in terms of such factors as nationality, background, gender and age. We are committed to advancing female representation on our Board of Directors, as we believe that greater diversity of the Board of Directors will have a positive impact. Candidate Non-Executive Directors will be primarily selected on the basis of core competencies, professional backgrounds and skill sets as listed in clause 4.3.

4.2	The Non-Executive Directors are from diverse professional backgrounds and combine a broad spectrum of experience and expertise with a reputation for integrity. All Non-Executive Directors have experience in positions with a high degree of responsibility and have a proven ability to exercise mature business judgement.

4.3	The Non-Executive Directors as a whole should also possess the core competencies, professional backgrounds and skill sets listed below, and each member is nominated on the basis of their potential contribution in terms of knowledge, experience and skill in one or more areas, regardless of gender or race and in accordance with the needs of the Board of Directors and its committees at the time of nomination and should be capable of assessing the broad outline of the overall policy.

Aviation expertise
	a.	aircraft operating expertise;
	b.	aircraft leasing expertise;
	c.	transportation or logistics expertise;

Management expertise
	d.	international management expertise;
	e.	experience with political, economic and social relations, domestic and international;
	f.	financial and accounting expertise;
	g.	information technology and human resources expertise;
	h.	marketing and networking expertise;
	i.	strategy and management expertise;

Corporate governance expertise
	j.	corporate legal expertise in a complex legal and regulatory environment;
	k.	familiarity with the requirements of the New York Stock Exchange and the SEC;
	l.	familiarity with the corporate governance requirements for public companies in Europe, including the Netherlands; and
	m.	familiarity with corporate social responsibility issues that are relevant for the Company and its business.

4.4	The Non-Executive Director who is serving as chairman of the Board of Directors shall also meet the following criteria:

	a.	he/she shall have demonstrable experience in a management function within a complex internationally operating organisation;
	b.	he/she shall have demonstrable experience in a supervisory or non-executive role within a complex internationally operating organisation;
	c.	he/she shall have an excellent reputation and great authority.

4.5	At least one Non-Executive Director shall be a financial expert, in the sense that the Non-Executive Director has relevant knowledge and experience of financial administration and international accounting for listed companies or other large legal entities (including knowledge of and experience with IFRS and US GAAP).

5.	Disclosure

5.1	This profile shall be posted on the Company’s website.

+ - + - +

SCHEDULE A

Ownership Schedule

Shareholder/Investor	Number of Company Ordinary Shares Beneficially Owned	Number of Company Ordinary Shares Owned of Record
GE Capital US Holdings, Inc.		111,500,000